Exhibit 3.4

CERTIFICATE
RE
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
ORAGEN, INC.

OraGen, Inc., a Florida corporation (the "Corporation"), hereby certifies, pursuant to and in accordance with Section 607.1007 of the Florida Business Corporation Act for the purpose of filing its Amended and Restated Articles of Incorporation (the "Amended and Restated Articles") with the Department of State of the State of Florida, that:

1.   The name of the Corporation is OraGen, Inc.

2.   The Amended and Restated Articles contain certain amendments to the Corporation's Articles of Incorporation which require shareholder approval. The Amended and Restated Articles were unanimously adopted and approved by the Corporation's Board of Directors on April 23, 2002 and adopted and approved by all of the holders of the issued and outstanding shares of the Corporation in accordance with Sections 607.0725, 607.1003 and 607.1007 of the Florida Business Corporation Act, such votes being sufficient for approval and such Common Stock being the only class of capital stock authorized to vote on such issue, as of April 23, 2002.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of April 23, 2002.

ORAGEN, INC.
By:	/s/ Mento A. Soponis
Mento A. Soponis President & Chief Executive Officer